Exhibit 9

IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND

CIVIL DIVISION

)
CORVEX MANAGEMENT LP and RELATED FUND	)
MANAGEMENT, LLC,	)
	)	Case No.
Plaintiffs, v. COMMONWEALTH REIT, BARRY M. PORTNOY, ADAM D. PORTNOY, JOSEPH L. MOREA, WILLIAM A. LAMKIN, FREDERICK N. ZEYTOONJIAN, REIT RESEARCH & MANAGEMENT LLC, Defendants.	) ) ) ) ) ) ) ) ) ) ) ) )

COMPLAINT FOR INJUNCTIVE AND

DECLARATORY RELIEF AND RESCISSION

Plaintiffs Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”), by their counsel, allege upon knowledge with respect to themselves and their own acts, and upon information and belief as to all other matters, as follows:

SUMMARY OF THIS ACTION

1. Defendant CommonWealth REIT (“CommonWealth” or the “Company”) is a real estate investment trust, or REIT, that owns a portfolio of office and industrial buildings. CommonWealth is a publicly traded entity on the New York Stock Exchange, one purportedly organized to maximize value for its shareholders. In reality, however, CommonWealth and its shareholders are being exploited by its Board of Trustees and by CommonWealth’s external manager, REIT Management & Research LLC (“REIT Management” or “RMR”). The Trustees and RMR have engaged in self-interested conduct that has sacrificed, and continues to sacrifice, CommonWealth shareholder value for the benefit of the Trustee’s and RMR’s own entrenchment and profit.

2. The Trustees’ breaches of fiduciary duties, as aided and abetted by RMR, include, but are not limited to:

(a)	Implementation of a portfolio strategy of purchasing properties at a high valuation and selling equity at a much lower implied valuation in order to maximize RMR’s incentive management fees, which are based on the volume of CommonWealth’s acquisitions, regardless of their impact on shareholder value;

(b)	Engaging in multiple related-party asset transactions to seed new business platforms and income streams for itself, but that have no value to CommonWealth or its shareholders;

(c)	Disregarding best practices on corporate governance and adopting corporate governance measures that insulate and entrench management, the Trustees and RMR, misalign the interests of management, the Trustees and RMR, on the one hand, and shareholders, on the other hand, and erect an array of obstacles to discourage and prevent shareholder action; and

(d)	Commencing, with very suspicious timing (two days after purchases of Company stock by Plaintiffs crossed the 5% threshold), a massive and dilutive equity offering (the “Equity Offering”) at a time when CommonWealth stock was trading at a 57% discount from the intrinsic value of the Company’s book value, in order to repay debt trading at prices ranging from 102% to 111% of par.

3. Plaintiffs Corvex and Related collectively hold approximately 9.8% of CommonWealth stock, the largest position of any disclosed investor group. Corvex and Related are deeply troubled by the self-interested conduct that that the Trustees, aided and abetted by RMR, have undertaken to the detriment of CommonWealth and its shareholders. Indeed, Luxor Capital Group, LP, and its affiliates (“Luxor Capital”), which hold approximately 8% of the common shares of the Company, issued a press release on Tuesday, February 26, 2013 indicating that it is also greatly troubled by the self-dealing of RMR and the Trustees and demanding that CommonWealth “cancel the ill-advised [Equity] Offering.”

4. Plaintiffs Corvex and Related have provided CommonWealth, CommonWealth’s Trustees, and REIT Management (collectively, the “Defendants”) with a detailed plan for restoring value to CommonWealth, and requested that Defendants cease from any further value-destroying actions. More specifically, Plaintiffs have requested that the Defendants meet with them to discuss ways to enhance shareholder value and have also demanded that Defendants cease the dilutive Equity Offering. Similarly, Luxor Capital, in its recent press release, made clear that it too wants the Trustees to enhance shareholder value and to cancel the Equity Offering, noting that it was writing to “express our strong support for the 13D filing … by [Plaintiffs].”

5. CommonWealth, the Trustees, and RMR, however, have continued to pursue their value-destroying conduct. Defendants have refused to meet with Plaintiffs (as they refused to meet with Luxor Capital). Defendants have refused to cease or even temporarily delay the dilutive Equity Offering. Consequently, Plaintiffs have no choice but to bring this suit in order to hold Defendants accountable for their breaches of fiduciary duty to the Company and its shareholders, and to enjoin, and obtain relief for, Defendants’ value-destroying activity. In addition, among other specific types of relief, Plaintiffs seek the rescission of the Equity Offering if it is completed.

6. Indeed, the Trustees and management of the Company must know that their actions are indefensible. The Trustees and senior management have refused to meet with significant shareholder such as Plaintiffs and, before the Plaintiffs, with Luxor Capital. This speaks volumes about the Trustees’ lack of interest in the shareholders of the Company. Moreover, at a 2012 year-end earnings conference call on February 25, 2013 and recent investor presentation in New York on February 26, 2013, the Trustees who were present and senior management even proactively announced that they would refuse to take any questions from shareholders.

JURISDICTION AND VENUE

7. This Court has jurisdiction over this action under Md. Code Ann., Cts. & Jud. Proc. §§ 1-501 and 6-102. Defendant CommonWealth is organized under the laws of the State of Maryland, each of the individual Defendants are trustees of CommonWealth, and Defendant REIT Management is the manager for CommonWealth.

8. Venue is proper in this Court under Md. Code Ann., Cts. & Jud. Proc. § 6-201, because Defendant Commonwealth is a Maryland real estate investment trust that carries on a regular business in Baltimore City, Maryland and has engaged in activities relevant to this Complaint in Baltimore City, Maryland.

THE PARTIES

9. Plaintiff Corvex Management LP is a Delaware limited partnership with its principal place of business at 712 Fifth Avenue, 23rd Floor, New York, New York 10019. Corvex is an investment firm headquartered in New York, New York that engages in value-based investing across capital structure in situations with identifiable catalysts. Corvex is the beneficial holder of approximately 4.90% of all shares of CommonWealth common stock.

10. Plaintiff Related Fund Management, LLC is a Delaware limited liability company with its principal place of business at 60 Columbus Circle, New York, New York 10023. Related is the beneficial holder of approximately 4.90% of all shares of CommonWealth common stock.

11. Defendant CommonWealth REIT is a Maryland real estate investment trust with its principal place of business at Two Newton Place, 255 Washington Street, Newton, Massachusetts 02458-1634. CommonWealth stock trades on the New York Stock Exchange under the ticker: CWH. CommonWealth owns office buildings primarily located in the United States and Australia, and the current focus of its business is on the acquisition, management, and leasing of office properties in secondary Central Business District (“CBD”) markets. CommonWealth has a Board composed of five Trustees and is managed by REIT Management.

12. Defendant REIT Management & Research LLC is a Delaware limited liability company with its principal place of business at Two Newton Place, 255 Washington Street, Newton, Massachusetts 02458-1634. REIT Management is a private company that manages several publicly traded real estate companies, including, upon information and belief, several former subsidiaries of CommonWealth: (a) Hospitality Properties Trust (“HPT”), publicly traded since 1995; (b) Senior Housing Properties Trust (“SNH”), publicly traded since 1999; (c) Government Properties Income Trust (“GOV”), publicly traded since 2009; and (d) Select Income REIT (“SIR”), publicly traded since 2012.

13. Defendant Barry M. Portnoy is a founder, owner, Director, and Chairman of Defendant REIT Management, and also a founder and a Managing Trustee of Defendant CommonWealth. He is also a managing trustee for each of the four former subsidiaries of CommonWealth that are managed by REIT Management: (a) Managing Trustee, HHP, since 1995; (b) Managing Trustee, SNH, since 1999; (c) Managing Trustee, GOV, since 2009; and (d) Managing Trustee, SIR, since 2011. He is also an owner, Director, and Vice President of RMR Advisors, Inc., an affiliate of REIT Management, and a Trustee and Portfolio Manager of various RMR investment funds, each affiliates of REIT Management.

14. Defendant Adam D. Portnoy, the son of Barry Portnoy, is the President and CEO of Defendant REIT Management, and the President and a Managing Trustee of Defendant CommonWealth. Adam Portnoy is also a Managing Trustee for each of the four former subsidiaries of CommonWealth that are managed by REIT Management: (a) Managing Trustee, HPT, since 2007; (b) Managing Trustee, SNH, since 2007; (c) Managing Trustee, GOV, since 2009; and (d) Managing Trustee, SIR, since 2011. He is also President, Director, and an owner of RMR Advisors, Inc, and a Trustee and Portfolio Manager of various RMR investment funds.

15. Since 2012, Defendant Joseph L. Morea has been a Trustee of CommonWealth. He is a member of CommonWealth’s Audit, Compensation, and Nominating and Governance Committees. Morea is a former banker at RBC Capital Markets, one of the co-managers for the Equity Offering.

16. Since 2006, Defendant William A. Lamkin has been a Trustee of CommonWealth. He is a member of CommonWealth’s Audit Committee, as well as its Nominating and Governance Committee. Larkin is also a Trustee on the Boards of HPT and SIR, two former subsidiaries of CommonWealth that are managed by REIT Management.

17. Since 1999, Defendant Frederick N. Zeytoonjian has been a Trustee of CommonWealth. He is Chairman of CommonWealth’s Audit, Nominating, and Governance Committees. Zeytoonjian is also a Trustee on the Board of SNH, a former subsidiary of CommonWealth that is managed by REIT Management.

18. Messrs. B. Portnoy, A. Portnoy, Morea, Lamkin, and Zeytoonjian are collectively referred to herein as the “Trustee Defendants.”

SUBSTANTIVE ALLEGATIONS

A.	RMR’s Control of CommonWealth and Its “Independent” Trustees

19. Defendants CommonWealth and REIT Management were both founded by Defendant Barry Portnoy in 1986. Both entities are part of a larger umbrella of RMR entities (collectively, the “RMR Funds”) that include:

•	an investment manager, REIT Management

•	an investment advisor, RMR Advisors, Inc. (“RMR Advisors”), and

•	numerous RMR investment funds.

20. Defendant Barry Portnoy is not only the Chairman and a Managing Trustee of both CommonWealth and REIT Management, but also the founder, an owner, and primary stakeholder in RMR Funds; a Managing Trustee of each of CommonWealth’s four former subsidiary REITs; and a Trustee and Portfolio Manager of various RMR investments funds.

21. Likewise, Defendant Adam Portnoy is not only a Managing Trustee of both CommonWealth and REIT Management, but also the founder, an owner, and primary stakeholder in RMR Funds; a Managing Trustee of each of CommonWealth’s four former subsidiary REITs; and a Trustee and Portfolio Manager of various RMR investment funds.

22. REIT Management manages CommonWealth and four other public REITs, each of which were at one time owned by CommonWealth and then eventually spun off by REIT Management into publicly-traded entities: HPT in 1995; SNH in 1999, GOV in 2009, and SIR in 2011.

23. As CommonWealth’s external manager, REIT Management is not only paid a management fee, but also awarded incentive fees for any properties that it purchases on CommonWealth’s behalf.

24. CommonWealth’s three purported “independent” trustees are affiliated with either other REITs managed by REIT Management or one of the co-managers for the Equity Offering. Larkin, touted as an “Independent Trustee” on CommonWealth’s website, is also a trustee on the Boards of HPT and SIR — both former subsidiaries of CommonWealth that are controlled by REIT Management. Similarly, Zeytoonjian, touted as an “Independent Trustee” on CommonWealth’s website, is also a trustee on the Board of SNH — a former subsidiary of CommonWealth controlled by REIT Management. Morea, touted as an “Independent Trustee” on CommonWealth’s website, is a former banker at RBC Capital Markets, one of the co-managers for the dilutive Equity Offering recently announced by Defendants.

B.	CommonWealth’s Deteriorating Financial Condition

25. In 2009, REIT Management implemented a strategic plan to reposition CommonWealth’s portfolio by focusing on CBD markets and selling assets in the suburban office market. REIT Management’s plan put a strain on the Company’s balance sheet because CommonWealth was (a) buying CBD office properties at high prices; (b) selling suburban office properties at low prices; and (c) failing to obtain leases for the properties that it held. As a result, although the Company’s cost basis is approximately $7 billion, the public markets valued the Company at approximately $4.9 billion the day before Plaintiffs made their position and plans for the Company public. This $2 billion gap speaks loudly to the value destruction wreaked by the Trustees and the RMR upon Company shareholders.

26. REIT Management’s buy high, sell low plan for CommonWealth has been lucrative for REIT Management because it receives incentive fees based on acquisitions, regardless of financial returns to shareholders. For instance, the Trustees determine the fees provided to RMR using the Company’s historical cost basis (which provides for inflated fees). In sharp contrast, the Trustees, through the Equity Offering, are selling equity at less than 50% of the value they use for awarding fees to RMR. This, in turn, dilutes shareholders and entrenches the Trustees and RMR.

27. By contrast, REIT Management’s buy high, sell low plan for CommonWealth has been a disaster for shareholders. In February 2008, CommonWealth’s stock was trading at more than $32 per share (when factoring in a 1:4 stock split). On February 25, 2013, CommonWealth’s stock closed at $15.85. In January 2008, CommonWealth issued a stockholder dividend of $0.84 per share. By January 2013, CommonWealth’s dividend had been reduced to $0.25 per share.

C.	Defendants’ Institutionalized Disregard for CommonWealth Shareholders’ Interests

28. Commonwealth’s current financial position is not justified given the Company’s fundamentals. Indeed, based upon a detailed property-by-property valuation analysis, Plaintiffs and their investment advisors estimate that CommonWealth’s net asset value (“NAV”) — i.e., the intrinsic value of its property holdings — as of February 25, 2013 is $40 per share, which is far greater than the $15.85 per share price at which CommonWealth stock closed on February 25, 2013.

29. The significant gap between the Company’s share price and its NAV is directly attributable to the Company’s management structure. The Trustee Defendants own very little stock in CommonWealth (less than 1% of the Company), but have significant interests and ties to the Company’s manager, REIT Management. The management structure implemented by the Trustee Defendants (i.e., REIT Management) skews incentives, reduces Commonwealth’s cash flow through excessive management fees, and impairs the Company’s valuation. It is, in short, institutionalized self-dealing.

30. Over the last five years, the Trustees of CommonWealth have agreed to pay out over $336 million in management fees to REIT Management — representing over 20% of CommonWealth’s market capitalization as of February 25, 2013.

31. In addition, REIT Management’s fees are based primarily on historical costs, and reward management for acquisitions regardless of financial returns or strategic rationale.

32. These inexplicable, misaligned incentives have predictably led the Trustees to engage in a strategy targeted at maximizing management fees for the benefit of REIT Management and the conflicted Trustee Defendants, at the expense of CommonWealth’s shareholders.

D.	Defendants’ Disregard for Corporate Governance Best Practices

33. The institutionalized conflicts of interest described above are further exacerbated by Defendants’ disregard for best practices on corporate governance and adoption of corporate governance measures that are designed to entrench management and insulate Defendants from shareholder scrutiny.

34. CommonWealth has a classified board, which staggers the election of trustees across several annual shareholder meetings, requiring a term of years to remove incumbent trustees, such as the entrenched Trustee Defendants.

35. CommonWealth has also adopted a “poison pill” that is triggered by the acquisition of a mere 10% of CommonWealth’s outstanding shares. And this pill is accompanied by a “slow hand” provision that prevents redemptions by a successor Board of Trustees for 180 days.

36. Furthermore, although the five-member CommonWealth Board purports to be comprised of two inside Trustees (Barry Portnoy and Adam Portnoy) and three outside trustees, two of the three purported “independent” trustees are directly affiliated with entities also managed and controlled by REIT Management. For example, Larkin is touted as an “Independent Trustee” on CommonWealth’s website, but is also a trustee on the Boards of HPT and SIR — both former subsidiaries of CommonWealth now controlled by REIT Management. Similarly, Zeytoonjian is touted as an “Independent Trustee” on CommonWealth’s website, but is also a trustee on the Board of SNH — a former subsidiary of CommonWealth now controlled by REIT Management. Moreover, Morea, the third purported “Independent Trustee” touted on CommonWealth’s website, is a former banker at RBC Capital Markets, one of the co-managers for the dilutive Equity Offering recently announced by Defendants.

37. In addition, to prevent any public challenge to its corporate practices, Defendants adopted a by-law last year that purports to require shareholders to privately arbitrate any disputes.

38. These sharp corporate governance practices have not gone unnoticed. At CommonWealth’s last shareholder meeting, the corporate governance institution, ISS, took the extraordinary step of recommending that shareholders vote against the incumbent Trustees that were up for election. In addition, Luxor Capital in its recent press release urged the Trustees to engage an independent financial advisor and to “explore the full range of strategic alternatives.”

39. Defendants’ efforts to insulate management through manipulations of corporate governance mechanisms is the antithesis of modern standards of open and transparent corporate governance.

E.	Defendants’ Latest Self-Interested Maneuver — A Dilutive Equity Offering

40. At the close of trading on February 25, 2013, prior to Plaintiffs’ Schedule 13D filing on February 26, 2013, CommonWealth stock was trading at an approximately 57% discount from the intrinsic value (and would have been considerably lower had Plaintiffs not made substantial purchases of stock that day). Nevertheless, Defendants recently commenced a massive and dilutive equity offering in order to repay debt trading at prices ranging from 102% to 111% of par.

41. On February 25, 2013, CommonWealth announced that it had commenced an underwritten public offering of up to 31,050,000 common shares, the proceeds of which will be used to repurchase up to $450 million of certain of the Company’s outstanding investment grade unsecured senior notes, to repay other debt and for “general business purposes.”

42. Given that CommonWealth’s stock is currently trading at a substantial discount to its intrinsic value, such a management-backed proposal to raise equity is poorly timed and ill-advised — unless of course you are part of the entrenched management. In that case, the offering will prove quite lucrative, as it will expand the Company’s acquisition capacity — all for the benefit of REIT Management, which is awarded fees based on assets, and at the expense CommonWealth’s shareholders. Again, there is no indication that the Trustees considered any alternatives to the Equity Offering, nor did they apparently even consider putting such a significant corporate action to a vote of the shareholders.

43. The end result of Defendants’ plan is readily apparent: the massive dilution of existing shareholder value, the possible placement of shares in hands friendly to Defendants, and an ultimately substantial increase in management fees.

44. Indeed, the timing of this Equity Offering is quite suspicious. After all, Defendants announced the Equity Offering but two days after the Plaintiffs crossed the 5% ownership threshold.

F.	Plaintiffs’ Value Focused Plan

45. In response to Defendants’ destructive conduct, Plaintiffs Corvex and Related have provided CommonWealth, its Trustees, and REIT Management with a detailed plan for restoring value to CommonWealth, and asked Defendants to cease from any further value-destroying actions.

46. On February 26, 2013, Corvex and Related publicly filed a Schedule 13D, disclosing a combined ownership of approximately 9.8% percent of CWH shares. The Schedule 13D was accompanied by a detailed presentation outlining a clear path to much-needed value creation for CommonWealth and its shareholders. At the same time, Corvex and Related issued an open letter to CommonWealth’s Board of Trustees demanding that the Company immediately cease its value-destroying activities, including the senseless Equity Offering announced on February 25, 2013, and enter into discussions with Corvex and Related regarding maximizing long-term value for all CommonWealth shareholders.

47. The Corvex and Related Plan outlines a strategy for closing the massive discount between the public market value of CommonWealth and its actual net asset value thereby achieving a target price of over $50.00 per share by the end of 2014. Among the steps outlined in the Plan are:

•	Internalization of management structure, adoption of a market cost structure, and alignment of management compensation with shareholder returns;

•	Replacement of existing Charter and Bylaws to conform to ISS and Glass Lewis best practices;

•	Appointment of three new independent trustees;

•	Cessation of all related party asset sales;

•	Cessation of all acquisition and development activity until CommonWealth’s stock price exceeds its NAV; and

•	Use of excess cash flow and proceeds from asset sales to buy back stock or delever until the Company’s stock price exceeds its NAV.

48. Like Corvex and Related, other shareholders have expressed their dismay with Defendants’ value-destroying activities, including the senseless Equity Offering announced on February 25, 2013. For example, Luxor Capital, which owns approximately 8% of Commonwealth’s common stock, has issued an open letter requesting that Commonwealth’s Trustees “cancel the ill-advised [Equity] Offering.” Luxor Capital also expressed its “strong support” for the Schedule 13D filing made by Corvex and Related, and requested that the Trustees retain an independent financial advisor to “explore the full range of strategic alternatives.”

G. Demand on the CommonWealth Board is Futile

49. Plaintiffs herein assert direct claims against all of the Defendants to the maximum extent permitted under law. Plaintiffs are also asserting derivative claims on behalf of the Company against RMR for breach of contract and breach of fiduciary duty. Plaintiffs have not made a demand on the Board to assert such derivative claims because pre-suit demand would be futile and is excused as a matter of law. To the extent any of the other claims asserted herein are determined to be derivative in nature, Plaintiffs reiterate that pre-suit demand would be futile and is excused as a matter of law.

50. The CommonWealth Board of Trustees is currently comprised of Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian.

51. All five Trustee Defendants lack independence. Barry Portnoy and Adam Portnoy are Managing Trustees of both CommonWealth and REIT Management, the entity that is profiting from CommonWealth’s corporate waste. Although Larkin is touted as an “Independent Trustee” on CommonWealth’s website, he is also a trustee on the Boards of HPT and SIR — both former subsidiaries of CommonWealth that are controlled by REIT Management. Similarly, although Zeytoonjian is touted as an “Independent Trustee” on CommonWealth’s website, he is also a trustee on the Board of SNH — a former subsidiary of CommonWealth now controlled by REIT Management. Moreover, although Morea is touted as an “Independent Trustee” on CommonWealth’s website, he is a former banker at RBC Capital Markets, one of the co-managers for the dilutive Equity Offering recently announced by Defendants.

52. Each of the Trustee Defendants has ignored or rejected Plaintiffs’ open letter request that the Board of Trustees halt CommonWealth’s value-destroying conduct, including the Equity Offering announced on February 25, 2013.

COUNT I

(Breach of Fiduciary Duty; Conflicts of Interest)

53. Plaintiffs Corvex and Related repeat and reallege each and every allegation in paragraphs 1 through 52 as if fully stated here.

54. This Count is brought against Defendants CommonWealth, Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian.

55. Defendant CommonWealth, as a real estate investment trust, and Defendants Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian, as CommonWealth Trustees, owe CommonWealth’s shareholders the highest duties of care, loyalty, and good faith.

56. Pursuant to their fiduciary duties, these Defendants must ensure that no conflict exists between their own interests and those of CommonWealth’s shareholders, or, if such a conflict exists, to ensure that such a conflict is resolved in favor of the Company’s shareholders.

57. Certain conflicts of interest did exist, including but not limited to Barry Portnoy’s and Adam Portnoy’s ownership interest in REIT Management, Lamkin’s and Zeytoonjian’s appointments to the boards of several other REITs managed by REIT Management and associated with the Portnoy’s RMR Funds, and Morea’s former employment as a banker at RBC Capital Markets, one of the co-managers for the Equity Offering.

58. Notwithstanding their fiduciary duties, these Defendants authorized, implemented, and/or permitted to continue the use of an external management company, REIT Management, that is compensated through an incentive scheme that is not aligned rationally with any plan to maximize shareholder value — as required of a prudent Trustee — but on a substantially inflated basis with a perverse incentive to relentlessly acquire property regardless of the impact on shareholders.

59. Based on the foregoing conduct, Defendants were not acting in good faith toward the Company or its shareholders and breached their fiduciary duties.

60. This compensation scheme resulted in the payout of substantially inflated fees to REIT Management without regard to shareholder value, thus damaging shareholders through corporate waste and undervalued share. This compensation scheme wrongfully resolved conflicts of interest not in favor of CommonWealth and its shareholders, but in favor of the conflicted directors and REIT Management — which directly and proximately damaged CommonWealth and its shareholders.

61. Corvex and Related, for themselves and on behalf of CommonWealth, have no adequate remedy at law.

62. Plaintiffs respectfully request that the Court (i) declare that Defendant CommonWealth and the Trustee Defendants have breached their fiduciary obligations to CommonWealth and its shareholders by failing to resolve all conflicts of interest in favor of the Company’s shareholders; and (ii) enjoin Defendant CommonWealth and the Trustee Defendants from any further breaches of their fiduciary obligations to CommonWealth and its shareholders.

COUNT II

(Aiding & Abetting Breach of Fiduciary Duty; Conflicts of Interest)

63. Plaintiffs Corvex and Related repeat and reallege each and every allegation in paragraphs 1 through 62 as if fully stated here.

64. This Count is brought against Defendant REIT Management.

65. Defendant CommonWealth, as a real estate investment trust, and Defendants Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian as CommonWealth Trustees, owe CommonWealth’s shareholders the highest duties of care, loyalty, and good faith.

66. Pursuant to their fiduciary duties, these Defendants must ensure that no conflict exists between their own interests and those of CommonWealth’s shareholders, or, if such a conflict exists, to ensure that such a conflict is resolved in favor of the Company’s shareholders.

67. Certain conflicts of interest did exist, including but not limited to Barry Portnoy’s and Adam Portnoy’s ownership interest in REIT Management, Lamkin’s and Zeytoonjian’s appointments to the boards of several other REITs managed by REIT Management and associated with the Portnoy’s RMR Funds, and Morea’s former employment as a banker at RBC Capital Markets, one of the co-managers for the Equity Offering.

68. Notwithstanding their fiduciary duties, these Defendants authorized, implemented, and/or permitted to continue the use of an external management company, REIT Management, that is compensated through an incentive scheme that is not aligned rationally with any plan to maximize shareholder value — as required of a prudent Trustee — but on a substantially inflated basis with a perverse incentive to relentlessly acquire property regardless of the impact on shareholders.

69. Based on the foregoing conduct, Defendants were not acting in good faith toward the Company or its shareholders and breached their fiduciary duties.

70. This compensation scheme resulted in the payout of substantially inflated fees to REIT Management without regard to shareholder value, thus damaging shareholders through corporate waste and undervalued share. This compensation scheme wrongfully resolved conflicts of interest not in favor of CommonWealth and its shareholders, but in favor of the conflicted directors and REIT Management — which directly and proximately damaged CommonWealth and its shareholders.

71. REIT Management knowingly induced and knowingly participated in the foregoing breaches by continuing to require inflated management fees and perverse incentive awards that misalign the interests of management and CommonWealth’s shareholders. Indeed, REIT Management cannot dispute its knowing inducement and participation in the foregoing breaches when the two Managing Trustees of CommonWealth are also the top executives and board members of REIT Management. Defendant Barry Portnoy, one of CommonWealth’s Managing Trustees, is an owner and Chairman of REIT Management. Defendant Adam Portnoy, the President and other Managing Trustee of CommonWealth, is the President and CEO of REIT Management.

72. Corvex and Related, for themselves and on behalf of CommonWealth, have no adequate remedy at law.

73. Plaintiffs respectfully request that the Court (i) declare that Defendant REIT Management aided and abetted the breaches of fiduciary duties by Defendant CommonWealth and the Trustee Defendants; and (ii) enjoin Defendant REIT Management from any further conduct to induce or participate in breaches of fiduciary duties by Defendant CommonWealth and the Trustee Defendants.

COUNT III

(Breach of Fiduciary Duty; Corporate Waste)

74. Plaintiffs Corvex and Related repeat and reallege each and every allegation in paragraphs 1 through 73 as if fully stated here.

75. This Count is brought against Defendants CommonWealth, Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian.

76. Defendant CommonWealth, as a real estate investment trust, and Defendants Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian, as CommonWealth Trustees, owe CommonWealth’s shareholders the highest duties of care, loyalty, and good faith.

77. Pursuant to their fiduciary duties, these Defendants must ensure that Trust assets are utilized prudently and not wasted.

78. Notwithstanding their fiduciary duties, these Defendants authorized, implemented, and/or permitted to continue the use of an external management company, REIT Management, that is compensated through an incentive scheme that is not aligned rationally with any plan to maximize shareholder value — as required of a prudent Trustee — but on a substantially inflated basis with a perverse incentive to relentlessly acquire property regardless of the impact on shareholders.

79. Based on the foregoing conduct, Defendants were not acting in good faith toward the Company or its shareholders and breached their fiduciary duties.

80. This compensation scheme resulted in the payout of substantially inflated fees to REIT Management without regard to shareholder value, thus damaging shareholders through corporate waste and undervalued share. This compensation scheme wrongfully resolved conflicts of interest not in favor of CommonWealth and its shareholders, but in favor of the conflicted directors and REIT Management — which directly and proximately damaged CommonWealth and its shareholders.

81. Corvex and Related, for themselves and on behalf of CommonWealth, have no adequate remedy at law.

82. Plaintiffs respectfully request that the Court (i) declare that Defendant CommonWealth and the Trustee Defendants have breached their fiduciary obligations to CommonWealth and its shareholders by failing to resolve all conflicts of interest in favor of the Company’s shareholders; and (ii) enjoin Defendant CommonWealth and the Trustee Defendants from any further breaches of their fiduciary obligations to CommonWealth and its shareholders.

COUNT IV

(Aiding & Abetting Breach of Fiduciary Duty; Corporate Waste)

83. Plaintiffs Corvex and Related repeat and reallege each and every allegation in paragraphs 1 through 82 as if fully stated here.

84. This Count is brought against Defendant REIT Management.

85. Defendant CommonWealth, as a real estate investment trust, and Defendants Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian, as CommonWealth Trustees, owe CommonWealth’s shareholders the highest duties of care, loyalty, and good faith.

86. Pursuant to their fiduciary duties, these Defendants must ensure that Trust assets are utilized prudently and not wasted.

87. Notwithstanding their fiduciary duties, these Defendants authorized, implemented, and/or permitted to continue the use of an external management company, REIT Management, that is compensated through an incentive scheme that is not aligned rationally with any plan to maximize shareholder value — as required of a prudent Trustee — but on a substantially inflated basis with a perverse incentive to relentlessly acquire property regardless of the impact on shareholders.

88. Based on the foregoing conduct, Defendants were not acting in good faith toward the Company or its shareholders and breached their fiduciary duties.

89. This compensation scheme resulted in the payout of substantially inflated fees to REIT Management without regard to shareholder value, thus damaging shareholders through corporate waste and undervalued share. This compensation scheme wrongfully resolved conflicts of interest not in favor of CommonWealth and its shareholders, but in favor of the conflicted directors and REIT Management — which directly and proximately damaged CommonWealth and its shareholders.

90. REIT Management knowingly induced and knowingly participated in the foregoing breaches by continuing to require inflated management fees and perverse incentive awards that misalign the interests of management and CommonWealth’s shareholders. Indeed, REIT Management cannot dispute its knowing inducement and participation in the foregoing breaches when the two Managing Trustees of CommonWealth are also the top executives and board members of REIT Management. Defendant Barry Portnoy, one of CommonWealth’s Managing Trustees, is an owner and Chairman of REIT Management. Defendant Adam Portnoy, the President and other Managing Trustee of CommonWealth, is the President and CEO of REIT Management.

91. Corvex and Related, for themselves and on behalf of CommonWealth, have no adequate remedy at law.

92. Plaintiffs respectfully request that the Court (i) declare that Defendant REIT Management aided and abetted the breaches of fiduciary duties by Defendant CommonWealth and the Trustee Defendants; and (ii) enjoin Defendant REIT Management from any further conduct to induce or participate in breaches of fiduciary duties by Defendant CommonWealth and the Trustee Defendants.

COUNT V

(Arbitration as an Entrenchment Device; Declaratory and Injunctive Relief)

93. Plaintiffs Corvex and Related repeat and reallege each and every allegation in paragraphs 1 through 92 as if fully stated here.

94. This Count is brought against Defendants CommonWealth, Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian.

95. Defendant CommonWealth, as a real estate investment trust, and Defendants Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian as CommonWealth Trustees, owe CommonWealth’s shareholders the highest duties of care, loyalty and good faith.

96. Pursuant to these duties, Defendants must ensure that no conflict exists between Defendants’ own interests and those of CommonWealth’s shareholders, or, if such a conflict exists, to ensure that such a conflict is resolved in favor of the Company’s shareholders.

97. Corvex and Related have provided to Defendants a plan that is non-coercive, non-discriminatory, and offers a plain, straightforward path to closing the gap between CommonWealth’s market share price and its net asset value. This plan is not only fair to CommonWealth’s shareholders, but its implementation — with or without the existing Board of Trustees — would result in a substantial premium over the market price of CommonWealth stock.

98. In light of the superior value offered to CommonWealth shareholders by the Corvex and Related Plan, there is no justification for Defendants to invoke or adopt any defensive or entrenchment measures, including the unenforceable bylaw provision concerning private arbitration that Defendants recently adopted to insulate management. The invocation is misuse of governance documents, is unwarranted, and would deprive Commonwealth shareholders of legitimate avenues afforded to all shareholders of public companies to address corporate misconduct.

99. Corvex and Related, for themselves and on behalf of CommonWealth, have no adequate remedy at law.

100. Plaintiffs respectfully request that the Court (i) declare that the arbitration provision in the Company’s bylaws is unenforceable; and (ii) enjoin Defendants from adopting or using any defensive or entrenchment measures, including the unenforceable bylaw for private arbitration, pending adjudication of this matter. In the alternative, should the Court determine that the arbitration provision is enforceable as to some or all of the claims asserted herein, the Court should grant interim equitable and injunctive relief in aid of arbitration.

COUNT VI

(Entrenchment Devices; Declaratory and Injunctive Relief)

101. Plaintiffs Corvex and Related repeat and reallege each and every allegation in paragraphs 1 through 100 as if fully stated here.

102. This Count is brought against Defendants CommonWealth, Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian.

103. Defendant CommonWealth, as a real estate investment trust, and Defendants Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian as CommonWealth Trustees, owe CommonWealth’s shareholders the highest duties of care, loyalty and good faith.

104. Pursuant to these duties, Defendants must ensure that no conflict exists between Defendants’ own interests and those of CommonWealth’s shareholders, or, if such a conflict exists, to ensure that such a conflict is resolved in favor of the Company’s shareholders.

105. Corvex and Related have provided to Defendants a plan that is non-coercive, non-discriminatory, and offers a plain, straightforward path to closing the gap between CommonWealth’s market share price and its net asset value. This plan is not only fair to CommonWealth’s shareholders, but its implementation — with or without the existing Board of Trustees — would result in a substantial premium over the market price of CommonWealth stock.

106. In light of the superior value offered to CommonWealth shareholders by the Corvex and Related Plan, there is no legitimate reason for Defendants to invoke any defensive measures or implement any further entrenchment measures. Indeed, the invocation or adoption of any defensive or entrenchment measures by Defendant CommonWealth or the Trustee Defendants against the implementation of the Corvex and Related Plan, or any measure that would prevent future trustees from exercising their fiduciary duties, would itself constitute a breach of fiduciary duties owed to CommonWealth’s shareholders.

107. Corvex and Related, for themselves and on behalf of CommonWealth, have no adequate remedy at law.

108. Plaintiffs respectfully request that the Court enjoin Defendants from (i) taking any action in violation of their respective fiduciary duties to CommonWealth and its shareholders in regards to the CommonWealth Declaration of Trust and Bylaws, including, but not limited to, adopting any defensive or entrenchment measures to prohibit, impede, thwart, frustrate, or interfere with any shareholder consent solicitation activity; (ii) taking any action to prohibit, delay, postpone, impede, thwart, frustrate, or interfere with the voting or other rights of CommonWealth’s shareholders; and (ii) adopting or using any defensive or entrenchment measures in a manner inconsistent with their fiduciary duties to CommonWealth and its shareholders that prohibit, impede, thwart, frustrate, or interfere with the implementation of the Corvex and Related Plan.

COUNT VII

(Declaratory and Injunctive Relief and Rescission Regarding Equity Offering)

109. Plaintiffs Corvex and Related repeat and reallege each and every allegation in paragraphs 1 through 108 as if fully stated here.

110. This Count is brought against Defendants CommonWealth, Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian.

111. Defendant CommonWealth, as a real estate investment trust, and Defendants Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian as CommonWealth Trustees, owe CommonWealth’s shareholders the highest duties of care, loyalty and good faith.

112. Pursuant to these duties, Defendants must ensure that no conflict exists between Defendants’ own interests and those of CommonWealth’s shareholders, or, if such a conflict exists, to ensure that such a conflict is resolved in favor of the Company’s shareholders.

113. However, in direct violation of these fiduciary duties, on February 25, 2013, Defendant CommonWealth announced that it had commenced an underwritten public offering of up to 31,050,000 common shares, the proceeds of which will be used to repurchase up to $450 million of certain of the Company’s outstanding investment grade unsecured senior notes, to repay other debt and for “general business purposes.”

114. Given that CommonWealth’s stock is currently trading at a substantial discount to its intrinsic value, such a management-backed proposal to raise equity is a clear violation of the rights of shareholders and a plain breach of the fiduciary duties owed to CommonWealth’s shareholders by Defendant CommonWealth and the Trustee Defendants. The offering will prove quite lucrative for entrenched management, as it will expand the Company’s acquisition capacity, all for the benefit of REIT Management, which is awarded incentive fees based on acquisitions regardless of the impact to CommonWealth and its shareholders.

115. Corvex and Related, for themselves and on behalf of CommonWealth, have no adequate remedy at law.

116. The end result of Defendants’ plan is readily apparent: the massive dilution of existing shareholder value, the possible placement of shares in hands friendly to Defendants, and an ultimately substantial increase in management fees. This pending share value diluting offering must be enjoined, or CommonWealth and its shareholders will suffer irreparable harm. In the alternative, if the Equity Offering is completed, it should be rescinded.

COUNT VIII

(Rescission)

117. Plaintiffs Corvex and Related repeat and reallege each and every allegation in paragraphs 1 through 116 as if fully stated here.

118. This Count is brought against Defendants CommonWealth, Barry Portnoy, Adam Portnoy, Joseph Morea, William Lamkin, and Frederick Zeytoonjian.

119. CommonWealth stock was recently trading at an approximately 57% discount from its intrinsic value. Nevertheless, Defendants recently commenced a massive and dilutive equity offering in order to repay debt trading at prices ranging from 102% to 111% of par.

120. The Equity Offering is being undertaken based on false pretenses and without disclosure that its ultimate purpose is to substantially increase the fees that CommonWealth pays to REIT Management. Indeed, given that CommonWealth’s stock is currently trading at a substantial discount to its intrinsic value, such a management-backed proposal to raise equity is poorly timed and ill-advised — unless of course you are part of the entrenched management. In that case, the offering will prove quite lucrative, as it will expand the Company’s acquisition capacity — all for the benefit of REIT Management, which is awarded fees based on assets, and at the expense CommonWealth’s shareholders.

121. Like Corvex and Related, other shareholders have expressed their dismay with the senseless Equity Offering. For example, Luxor Capital, which owns approximately 8% of Commonwealth’s common stock, issued an open letter requesting that Commonwealth’s Trustees “cancel the ill-advised [Equity] Offering.”

122. Defendants, however, have refused shareholder pleas to cancel the Equity Offering.

123. Corvex and Related, for themselves and on behalf of Commonwealth, have no adequate remedy at law.

124. Because Defendants are determined to proceed with the Equity Offering without disclosure that its ultimate purpose is to substantially increase the fees that CommonWealth pays to REIT Management, the Equity Offering, if it is completed, should be rescinded.

COUNT IX

(Breach of Contract)

125. Plaintiffs Corvex and Related repeat and reallege each and every allegation in paragraphs 1 through 124 as if fully stated here.

126. This Count is brought derivatively on behalf of the Company against Defendant REIT Management.

127. Upon information and belief, REIT Management is contractually obligated to manage CommonWealth’s operations in a way that maximizes the best interests of CommonWealth.

128. Rather than manage CommonWealth’s affairs in the best interests of CommonWealth, however, REIT Management has engaged in self-interested conduct, as described above, designed to maximize the fees that it can extract from CommonWealth.

129. REIT Management has thus breached its contractual obligations to CommonWealth and caused damages to CommonWealth as a result.

130. Accordingly, Plaintiffs respectfully request that the Court enter a judgment against Defendant REIT Management for the damages that its breaches of contractual obligations have caused CommonWealth.

131. As discussed above, pre-suit demand on CommonWealth’s Board of Trustees is futile and excused as a matter of law.

COUNT X

(Breach of Fiduciary Duty)

132. Plaintiffs Corvex and Related repeat and reallege each and every allegation in paragraphs 1 through 131 as if fully stated here.

133. This Count is brought derivatively on behalf of the Company against Defendant REIT Management.

134. REIT Management has a fiduciary duty to manage CommonWealth’s operations in the best interests of CommonWealth.

135. Rather than manage CommonWealth’s affairs in the best interests of CommonWealth, however, REIT Management has engaged in self-interested conduct, as described above, designed to maximize the fees that it can extract from CommonWealth.

136. REIT Management has thus breached its fiduciary duties to CommonWealth and caused damages to CommonWealth as a result.

137. Accordingly, Plaintiffs respectfully request that the Court enter a judgment against Defendant REIT Management for the damages that its breaches of fiduciary duties have caused CommonWealth.

138. As discussed above, pre-suit demand on CommonWealth’s Board of Trustees is futile and excused as a matter of law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiffs Corvex and Related respectfully request that this Court:

a) rescind the Equity Offering;

b) declare that Defendant CommonWealth and the Trustee Defendants have breached their fiduciary obligations to CommonWealth and its shareholders by failing to resolve all conflicts of interest in favor of the Company’s shareholders;

c) declare that Defendant REIT Management aided and abetted the above breaches of fiduciary duties by knowingly acting to resolve conflicts of interest in its ultimate favor;

d) declare that Defendant CommonWealth and the Trustee Defendants have breached their fiduciary obligations to CommonWealth and its shareholders by engaging in corporate waste in regards to its use and imprudent compensation of an external manager;

e) declare that Defendant REIT Management aided and abetted the above breaches of fiduciary duties by knowingly acting to drain CommonWealth assets by receiving substantial imprudent compensation and/or implementing a business plan that increased such waste;

f) enjoin Defendant CommonWealth and the Trustee Defendants from taking any action in violation of their respective fiduciary duties to CommonWealth and its shareholders in regards to the CommonWealth Declaration of Trust and Bylaws, including, but not limited to, adopting any defensive or entrenchment measures to prohibit, impede, thwart, frustrate, or interfere with any shareholder action by written consent, any shareholder consent solicitation activity, and any other actions or efforts of Corvex and Related to lawfully acquire control of CommonWealth.

g) enjoin Defendant CommonWealth and the Trustee Defendants from adopting any further defensive or entrenchment measures in a manner inconsistent with their fiduciary duties to CommonWealth and its shareholders that prohibit, impede, thwart, frustrate, or interfere with the implementation of the Corvex and Related plan;

h) enjoin Defendant CommonWealth and the Trustee Defendants from taking any action to prohibit, delay, postpone, impede, thwart, frustrate, or interfere with the voting or other rights of CommonWealth’s shareholders;

i) enjoin Defendant CommonWealth and the Trustee Defendants from taking any action to implement the underwritten equity offering announced on February 25, 2013;

j) declare that the arbitration provision in the Company’s bylaws is unenforceable;

k) enter a judgment against Defendant REIT Management for the damages that its breaches of contractual obligations and breaches of fiduciary duties have caused CommonWealth;

l) award Corvex and Related their costs and disbursements in this action, including reasonable attorneys’ and experts’ fees; and

m) grant Corvex and Related, for themselves and on behalf of Commonwealth, such other and further relief as this Court may deem just and proper.

Dated: February 27, 2013	Respectfully submitted,

John F. Morkan, III
OBER KALER GRIMES & SHRIVER
A PROFESSIONAL CORPORATION
100 Light Street
Baltimore, MD 21202
Phone: 410.685.1120
Fax: 410.547.0699

Attorneys for Plaintiffs

Of Counsel:

Adam H. Offenhartz

GIBSON, DUNN & CRUTCHER LLP

200 Park Avenue

New York, NY 10166-0193

Phone: 212.351.4000

Fax: 212.351.4035